                           SHARE EXCHANGE AGREEMENT

    THIS AGREEMENT (the "Agreement" and/or the "Share Exchange") is entered into as of August 15, 1997, between Profit Financial Corporation ("Profit"), a Utah corporation and Origin Book Sales, Inc., a Utah corporation ("Origin").

                                REPRESENTATIONS

    A. Profit is a corporation organized and existing under the laws of the State of Utah.

    B. The authorized capital stock of Profit consists of 25,000,000 shares divided into 20,000,000 shares of common stock, par value $0.01, of which approximately 6,715,031 shares are duly issued and outstanding on the date hereof and 5,000,000 shares of preferred stock, par value $10.00, none of which are issued and outstanding.

    C. Origin is a corporation organized and existing under the laws of the State of Utah.

    D. The authorized capital stock of Origin consists of 1,000,000 shares of common voting stock. As of the date hereof, 97,867 shares of common stock in Origin have been duly issued and outstanding.

    E. Profit and Origin enter into this Agreement whereby Profit will acquire all of the issued and outstanding stock of Origin by issuing 30,269 shares of common stock of Profit to the shareholders of Origin in exchange for shares of common stock of Origin held by them at an exchange rate of
 .309287 shares of Profit for each one share of Origin held. Profit and Origin intend the exchange to qualify as a tax-free reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

                                   AGREEMENT

    In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1.  Share Exchange, Effectiveness

    The shareholders of shares of common stock of Origin shall exchange their shares for newly issued shares of common stock of Profit in accordance with the terms and conditions of this Agreement. Upon the execution of this Agreement by Origin and Profit, the date for the effectiveness of this Agreement (the "Effective Time of the Share Exchange") shall be the date at which Origin shareholders owning 100% of the Origin share tender their shares to Profit.

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    2.  Exchange of Shares

    At the Effective Time of the Share Exchange;

    (a) Each shareholder of Origin shall be issued .309287 share(s) of fully paid and nonassessable common stock of Profit for each share of Origin stock they own. Each shareholder of Origin shall sign an investment letter pursuant to Rule 144, substantially in the form attached hereto as Exhibit A, upon receiving Profit shares.

    (b) All shares of common stock of Origin that are tendered to Profit shall be retained by Profit and Origin shall become a wholly owned subsidiary of Profit. Origin shall issue a stock certificate to Profit for 97,867 common shares of Origin, which amount constitutes all of the issued and outstanding shares of the Corporation.

    3.  Implementation

    Each of Profit and Origin shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Utah to consummate and make effective the Share Exchange.

    4.  Amendment

    This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both Origin and Profit; provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of Origin except by a vote or consent of shareholders in accordance with applicable law.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT as of the date first set forth above.


PROFIT FINANCIAL CORPORATION           ORIGIN BOOK SALES, INCORPORATED


                                       /s/ Michael S. Hurst
----------------------------------     --------------------------------------
By:                                    By:  Michael S. Hurst
Its:                                   Its: President

                                   EXHIBIT A

Profit Financial Corporation
14675 Interurban Avenue South
Seattle, WA 98168-4664

Gentlemen:

    This acknowledges receipt of ________________________________ (       )
shares of common stock of Profit Financial Corporation, a Utah corporation (the "Corporation"). In connection with my acquisition of these securities, I understand as follows:

    The undersigned represents that he or she has the business or financial experience necessary to have the capacity to protect his or her own interests in connection with the proposed transaction.

    These securities are not registered under the Securities Act of 1933 (the "Act") as the transaction in which they are being acquired is exempt under
Section 4(2) of the Act as not involving any public offering. Reliance of the Corporation and others upon this exemption is predicted in part upon my representation (which I hereby confirm) that I am acquiring these securities for my own account with no present intention of selling or otherwise distributing the same to the public. I understand that in the view of the Securities and Exchange Commission (the "SEC") the statutory and administrative basis for exemption would not be present if, notwithstanding my representation, I have in mind merely acquiring these securities for a market rise, or for sale if the market does not rise, or for a fixed or determinable period in the future.

    These securities must be held by me indefinitely unless they are subsequently registered under the Act or an exemption from registration is available. Any routine sales of these securities made in reliance upon the exemption afforded by Rule 144 of the SEC can be made only in limited amounts in accordance with the terms and conditions of that rule, and, in the event this rule is for some reason inapplicable, compliance with some other registration exemption will be required. The Corporation will supply to me such information in its possession as may be necessary to enable me to make routine sales of the securities under Rule 144, if that Rule is available. However, the Corporation is under no obligation to otherwise comply with any other exemption, or to register the securities received by the undersigned.

    In accordance with the policies of the SEC, the Corporation is placing the following or substantially similar legend upon the certificates representing the securities and is placing upon the Corporation's stock transfer records a stop-transfer order preventing transfer of the securities pending compliance with the conditions set forth in the legend:

         These securities are not registered under state or federal securities laws and may not be offered or sold, pledged (except a pledge pursuant to the terms of which any offer or sale upon foreclosure would be made in a manner that would not violate the registration provisions of federal or state securities laws) or otherwise distributed for value, nor may these securities be transferred on the books of the Corporation, without opinion of counsel, concurred in by counsel for the Corporation, that no violation of said registration provisions would result therefrom.

I HAVE CAREFULLY READ THE FOREGOING AND UNDERSTAND THAT IT RELATES TO RESTRICTIONS UPON MY ABILITY TO SELL AND/OR TRANSFER MY SECURITIES.


DATED:  August   , 1997
               --                      --------------------------------------
                                       [NAME]
                                       [ADDRESS]

                     RELEASE OF PLEDGE OF SHARES OF STOCK

    On August 8, 1997, Origin Book Sales, Inc. issued two promissory notes to Profit Financial Corporation. These notes were for the principle amounts of $100,000 and $3,250 respectively.

    Also, on August 8, 1997, Curtis Taylor pledged approximately 31% of his shares of stock in Origin Book Sales, Incorporated as collateral for the above mentioned notes.

    Since August 8, 1997, Profit Financial Corporation has entered into a Share Exchange Agreement whereby it has obtained all of the outstanding shares of Origin Book Sales, Incorporated. Accordingly, Profit Financial Corporation hereby releases the collateral previously pledged by Mr. Taylor and terminates the Pledge of Shares of Stock Agreement executed by Mr. Curtis Taylor on August 8, 1997.


                                       FINANCIAL PROFIT CORPORATION


                                       --------------------------------------
                                       Its: